AGREEMENT AND PLAN OF MERGER

by and among

MOBILE REACH INTERNATIONAL, INC.

CRYSTAL HOSPITALITY HOLDINGS, INC.

MRI ACQUISITION CORP II.

dated as of April 17, 2006

Table Of Contents

Page

                        Article I.  The Merger

                        Article II.  Conversion of Securities; Exchange of Certificates

                        Article III.  Representations and Warranties of Crystal

                        Article IV.  Representations and Warranties of Merger Sub

                        Article V.  Representations and Warranties of MRI

                        Article VI.  Covenants

                        Article VII.  Additional Agreements

                        Article VIII.  Closing Conditions

Section 8.1            Conditions to Obligations of MRI, Merger Sub and Crystal

                              to Effect the Merger............................................................................ 38

Section 8.2            Additional Conditions to Obligations of MRI and

                              Merger Sub.......................................................................................... 38

Section 8.3            Additional Conditions to Obligations of Crystal................................ 39

                        Article IX.  Termination, Amendment and Waiver

                        Article X.  General Provisions

Index Of Defined Terms

Section

Acquisition Proposal.................................................................................................... 7.9(b)

Affiliate.......................................................................................................................... 10.3

Agreement............................................................................................................... Preamble

Beneficial owner, beneficial ownership and beneficially own....................................... 10.3

Benefit Plans............................................................................................................... 3.15(l)

Blue Sky Laws............................................................................................................. 3.5(b)

Business Day.................................................................................................................. 10.3

Crystal Stock Certificates............................................................................................. 2.2(a)

Claim............................................................................................................................ 7.4(a)

Closing.............................................................................................................................. 1.6

Closing Date..................................................................................................................... 1.6

COBRA...................................................................................................................... 3.15(f)

Code.......................................................................................................................... Recitals

Confidentiality Agreements............................................................................................. 7.2

Control, controlled by and under common control with................................................ 10.3

Current Cash Reserves................................................................................................. 3.6(b)

Delaware Certificate of Merger........................................................................................ 1.2

Delaware Law................................................................................................................... 1.1

Effective Time.................................................................................................................. 1.2

Encumbrance.................................................................................................................. 10.3

Environmental Laws.............................................................................................. 3.18(d)(ii)

ERISA........................................................................................................................ 3.15(a)

Exchange Act............................................................................................................... 3.5(b)

Exchange Ratio............................................................................................................ 2.1(a)

Crystal..................................................................................................................... Preamble

Crystal Benefit Plans................................................................................................... 3.15(l)

Crystal Common Stock............................................................................................. Recitals

Crystal Commonly Controlled Entity......................................................................... 3.15(l)

Crystal Environment Permits...................................................................................... 3.18(a)

Crystal Environmental Claim................................................................................. 3.18(d)(i)

Crystal ERISA Plan.................................................................................................... 3.15(l)

Crystal Options................................................................................................................. 2.3

Crystal Permits................................................................................................................ 3.10

Crystal Subsidiary and Crystal Subsidiaries..................................................................... 3.1

Crystal Tax Returns........................................................................................................ 3.12

GAAP....................................................................................................................... Recitals

Governmental Entity.................................................................................................... 3.5(b)

Hazardous Materials............................................................................................. 3.18(d)(iii)

MRI......................................................................................................................... Preamble

MRI Common Stock................................................................................................. Recitals

MRI SEC Reports........................................................................................................ 5.6(a)

MRI Subsidiary and MRI Subsidiaries............................................................................ 5.1

Indebtedness................................................................................................................... 10.3

Indemnified Party........................................................................................................ 7.5(a)

Intellectual Property....................................................................................................... 10.3

Interim Period................................................................................................................... 7.1

Material Adverse Effect................................................................................................. 10.3

Material Contracts...................................................................................................... 3.14(a)

Merger Consideration................................................................................................... 2.1(a)

Merger Sub.............................................................................................................. Preamble

Merger............................................................................................................................... 1.1

Multiemployer Plan.................................................................................................... 3.15(c)

NASD.......................................................................................................................... 3.5(b)

Nasdaq......................................................................................................................... 3.5(b)

Net Working Capital..................................................................................................... 8.2(i)

Parachute Gross Up Payment..................................................................................... 3.15(e)

Person............................................................................................................................. 10.3

Real Property.................................................................................................................. 3.16

Reasonable efforts.......................................................................................................... 10.3

Representatives............................................................................................................. 7.9(a)

Securities Act............................................................................................................... 3.5(b)

Subsidiary....................................................................................................................... 10.3

SunTours APA................................................................................................................ 10.3

Surviving Corporation...................................................................................................... 1.1

Tax, Taxable and Taxes.................................................................................................. 10.3

Terminating Crystal Breach.......................................................................................... 9.1(b)

Terminating MRI Breach.............................................................................................. 9.1(c)

Total Merger Shares........................................................................................................ 10.3

Transition Services Agreement..................................................................................... 8.2(g)

Vesting Dispute Notice................................................................................................ 2.1(b)

Vesting Period.............................................................................................................. 2.1(b)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 17, 2006 (this "Agreement"), is made and entered into by and among Mobile Reach International, Inc., a Delaware corporation ("MRI"), MRI Acquisition Corp. II, a Delaware corporation and a direct wholly-owned subsidiary of MRI ("Merger Sub"), Crystal Hospitality Holdings, Inc., a Delaware corporation ("Crystal") and the Shareholders of Crystal (the "Shareholder").

BACKGROUND

A.        The Boards of Directors of Crystal and MRI deem it advisable and in the best interests of each corporation and its respective stockholders that MRI acquire Crystal through a business combination in order to advance the long-term strategic business interests of Crystal and MRI;

B.        The acquisition of Crystal by MRI shall be effected by the terms of this Agreement through a merger as outlined below;

C.        On the Closing Date, Crystal shall own the  business known as SunTrips, which operates high-value vacation packages, including air, hotel, rental car and amenities (the "Business");

D.        In furtherance thereof, the respective Boards of Directors of Crystal and MRI have approved the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which all of the shares of common stock, no par value of Crystal ("Crystal Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2) will be converted into the right to receive an aggregate of twelve million (12,000,000) shares of common stock, $0.0001 par value per share, of MRI ("MRI Common Stock") which shall be subject to the vesting schedule as set forth in Section 2.1; and

E.        For Federal income tax purposes, the parties intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

The Merger

Section 1.1.  The Merger

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("Delaware Law"), at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into Crystal (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Crystal shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly-owned subsidiary of MRI.

Section 1.2.  Effective Time

As promptly as practicable on the Closing Date (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Delaware Certificate of Merger") with the Secretary of State of the State of Delaware, as required by, and executed in accordance with the relevant provisions of, Delaware Law, such certificate to be in such form as approved by MRI and Crystal prior to such filing (the time of the filing of both the Delaware Certificate of Merger or the time specified therein being the "Effective Time").

Section 1.3.  Effect of the Merger

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the rights, privileges, powers, assets and franchises in and of Merger Sub and Crystal shall vest in and belong solely to the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Crystal shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4.  Certificate of Incorporation; Bylaws

At the Effective Time, (a) the Certificate of Incorporation of Merger Sub, as attached hereto as Exhibit A and as amended by the Delaware Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, and (b) the bylaws of Merger Sub, as attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation.

Section 1.5.  Directors and Officers

(a) The directors of the Surviving Corporation immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b) The officers of the Surviving Corporation and MRI immediately upon the effectiveness of the Merger shall be as set forth on Schedule 1.5 hereto, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 1.6.  Closing

Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place no later than the second Business Day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII hereof (the "Closing Date"). The Closing shall take place on the Closing Date at such time, date and place as agreed to in writing by the parties hereto.

Section 1.7.  Subsequent Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be and hereby are directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.8.  Tax and Accounting Treatment of the Merger

The parties hereto intend that the Merger shall (a) constitute a reorganization of Merger Sub and Crystal within the meaning of Section 368(a) of the Code, and (b) be accounted for as a purchase under GAAP. The parties hereby adopt this Agreement as a "plan of reorganization" of Merger Sub and Crystal within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Article II

Conversion of Securities; Exchange of Certificates

Section 2.1.  Vesting of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of MRI, Merger Sub, Crystal or the holders of any of the securities referred to in this Section 2.1:

(a) Common Stock.  Each share of Crystal Common Stock (excluding any shares of treasury stock described in Section 2.1(c)) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that fraction of a share of MRI Common Stock (the "Exchange Ratio") equal to the quotient obtained by dividing the Total Merger Shares (12,000,000 shares of MRI Common Stock) by the aggregate number of shares of Crystal Common Stock outstanding immediately prior to the Effective Time. The shares of MRI Common Stock issuable to the holders of Crystal Common Stock pursuant hereto, together with the amount of cash in lieu of fractional shares payable pursuant to Section 2.1(d), is sometimes referred to herein, collectively, as the "Merger Consideration". All such shares of Crystal Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. Except as otherwise provided herein or by applicable law, the holder(s) of certificates previously evidencing such shares of Crystal Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Crystal Common Stock.  Each such certificate previously evidencing such shares of Crystal Common Stock shall be exchanged for the number of shares previously evidenced by the canceled certificate upon the surrender of such certificate in accordance with the provisions of Section 2.2 multiplied by the Exchange Ratio.

(b)  Common Stock Vesting.  7,000,000 shares of MRI Common Stock issued at Closing as Merger Consideration shall vest immediately upon issuance.  The balance of the shares of MRI Common Stock issued at Closing as Merger Consideration shall vest subject to the following provisions and with respect to the following time periods (each, a "Vesting Period"):

(I)              With respect to the 14 month period commencing on Closing, if the Business achieves (A) gross revenues of at least $69,000,000 or (B) EBITDA of at least $2,000,000, the balance of the remaining 5,000,0000 unvested shares of MRI Common Stock issued at Closing as Merger Consideration shall fully vest;

(II)       With respect to the 14 month period commencing on Closing, if the Business fails to achieve the amounts set forth in Section 2.1(b)(I) above, but does achieve (A) gross revenues of at least $40,000,000 and (B) EBITDA of at least $1,000,000, 2,500,0000 additional shares of the unvested shares of MRI Common Stock issued at Closing as Merger Consideration shall become fully vested; and

(III)     With respect to the months 15-26 after closing, if the Business fails to achieve the amounts set forth in Section 2.1(b)(I) above, but does achieve (A) gross revenues of at least $69,000,000 or (B) EBITDA of at least $2,000,000, 2,500,0000 additional shares of MRI Common Stock issued at Closing as Merger Consideration shall become fully vested.

The vesting shall take place subject to the above conditions and be effective, within one hundred twenty (120) days following the date on which the applicable Vesting Period ends (each, an "Initial Calculation Date") (unless the applicable vesting is subject to a good faith dispute, in which case such vesting shall be deemed complete within the time period provided below).  MRI shall deliver to Crystal no later than the Initial Calculation Date a calculation of gross revenues for the applicable vesting Period and the amount of the vesting, if any, for such Vesting Period.  Notwithstanding the determination of gross revenues for such Vesting Period and the amount of the vesting (if any), Crystal shall have the right to receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such gross revenues or the vesting (if any).  If Crystal shall disagree with MRI's determination of gross revenues for an Vesting Period or the corresponding vesting (if any), Crystal shall notify MRI in writing with a reasonable description of the basis for such disagreement in accordance with Section 13.3 hereof within fifteen (15) days of receipt of MRI's calculations (a "Vesting Dispute Notice").  For a period of twenty (20) days following MRI's receipt of a Vesting  Dispute Notice, MRI and Crystal shall in good faith attempt to agree upon the amount of gross revenues for the applicable Vesting Period and the corresponding vesting (if any).  If MRI and Crystal are not able to resolve such dispute within such twenty (20) day period, then the amount of gross revenues for the applicable Vesting Period and the corresponding vesting (if any) shall be determined as soon as possible thereafter by the New York, New York office of one of the five largest national accounting firms mutually selected by MRI and Crystal (the "Independent Auditor"), for a final and binding determination.  Following the conclusive determination of the vesting amounts due for each Vesting Period, all shares of MRI Common Stock issued at Closing as Merger Consideration that remain unvested shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall be returned to MRI and promptly cancelled.

(c) Treasury Stock.  All shares of capital stock of Crystal held in the treasury of Crystal immediately prior to the Effective Time, if any, shall be canceled and extinguished without any conversion thereof and no amount shall be delivered or deliverable in exchange therefor.

(d) Merger Sub Stock.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, subject to the vesting as provided herein.

(e) No Fractional Shares.  No certificate or scrip representing any fractional shares of MRI Common Stock shall be issued pursuant to Section 2.1(a), and other than the right to receive the cash payment pursuant to this Section 2.1(e), any such fractional interests shall not entitle the owner thereof to any rights as a security holder of MRI. Notwithstanding any other provision hereof, all holders of Crystal Common Stock otherwise entitled to receive fractional shares of MRI Common Stock pursuant to Section 2.1(a) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of MRI Common Stock to which the holder of Crystal Common Stock would otherwise be entitled under Section 2.1(a) multiplied by the closing price per share of MRI Common Stock on the Closing Date. As promptly as possible after the determination of the amount of cash to be paid to holders of fractional interests, MRI shall forward payments to holders of such fractional interests subject to and in accordance with the terms hereof.

Section 2.2.  Exchange of Certificates

(a) Exchange.  As of the Effective Time, upon surrender of the stock certificates representing Crystal Common Stock (a "Crystal Stock Certificates") to MRI for exchange, MRI shall delver to the holder of such Crystal Stock Certificates a certificates representing the number of shares of MRI Common Stock that such holder has the right to receive pursuant to Section 2.1.  All Crystal Stock Certificates so surrendered shall be cancelled.  Until surrendered as contemplated by this Section 2.2, each Crystal Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement.

(b)  No Further Rights in Stock.  All shares of MRI Common Stock issued upon the surrender for exchange of Crystal Stock Certificates in accordance with the terms of Sections 2.1 and 2.2 hereof (including any cash paid pursuant to this Article II) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Crystal Common Stock theretofore represented by such Crystal Stock Certificates, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the shares of Crystal Common Stock represented by such Crystal Stock Certificates which were outstanding immediately prior to the Effective Time. If, after the Effective Time, any such Certificates are presented to MRI or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

(c) Withholding of Tax.  MRI shall be entitled to deduct and withhold from the applicable amount of the Merger Consideration otherwise issuable to, and any cash payment in lieu of fractional shares otherwise payable pursuant to this Agreement to, any former holder of Crystal Common Stock such amounts as MRI (or any Affiliate thereof) are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by MRI (or any Affiliate thereof), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Crystal Common Stock in respect of whom such deduction and withholding was made by MRI (or any Affiliate thereof).

(d) Lost, Stolen or Destroyed Certificates.  In the event any Crystal Stock Certificate evidencing shares of Crystal Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such lost, stolen or destroyed Crystal Stock Certificate and MRI shall pay to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate; provided, that such Person shall indemnify MRI and the Surviving Corporation against any claim against MRI or the Surviving Person resulting or relating to the payment of Merger Consideration to such Person.

Section 2.3  Restrictions on Transfer of MRI Common Stock Issued in the Merger.

            (a) Restrictive Legends.  The shares of MRI Common Stock issued in accordance with this Agreement will be "restricted securities," as defined under the Securities Act and Rule 144 promulgated thereunder, and may only be sold or otherwise transferred pursuant to an effective registration statement under the 1933 Act or an exemption from the registration requirements of the 1933 Act.  It is understood that the certificates evidencing the shares of MRI Common Stock issued in connection with the Merger will bear substantially the following legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

Section 2.4.  Treatment of Crystal Stock Options

            All Crystal Options that either have not been exercised as of the Closing or that are not being exercised immediately prior to the Effective Time shall be cancelled and extinguished immediately prior to the Effective Time and no consideration shall be issued in exchange therefor.  Prior to the Effective Time, Crystal shall take all actions and obtain all consents that are necessary to give effect to the transactions contemplated by this Section 2.4.

Section 2.5.  Certain Adjustments

If between the date hereof and the Effective Time, the outstanding shares of Crystal Common Stock or of MRI Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Exchange Ratio (and any other references herein to a price per share of MRI Common Stock) shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

Article III

Representations and Warranties of Crystal

and the Shareholder

Crystal and the Shareholder, jointly and severally, hereby represent and warrant to MRI and Merger Sub, subject to the exceptions set forth in Crystal's disclosure schedules delivered by Crystal to MRI dated as of the date hereof (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall not be deemed to be disclosed under any other section, subsection or clause hereof unless such disclosure reasonably relates thereto), that:

Section 3.1.  Organization and Qualification; Subsidiaries

Each of Crystal and each Subsidiary of Crystal (each a "Crystal Subsidiary" and collectively, the "Crystal Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Crystal and each Crystal Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Crystal. Each of Crystal and each Crystal Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on Crystal. Crystal has no Subsidiaries (as defined below) other than those listed in Schedule 3.1, each of which is wholly-owned by Crystal, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 3.1.

Section 3.2.  Certificate of Incorporation And Bylaws

Crystal has heretofore delivered to MRI a complete and correct copy of the certificate or articles of incorporation and the bylaws of Crystal and each Crystal Subsidiary, each as amended to the date of this Agreement. Each such certificate or articles of incorporation and bylaws is in full force and effect. Neither Crystal nor any Crystal Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation or bylaws.

Section 3.3.  Capitalization

(a) The authorized capital stock of Crystal consists of One thousand (10,000) shares of Crystal Common Stock, no par value.  As of January 31, 2006: (i) Two Hundred (200) shares of Crystal Common Stock were issued and outstanding, all of which are owned beneficially and of record by the Shareholder; (ii) all shares of Crystal Common Stock issuable upon the exercise of the options under the Crystal Stock Option Plans have been reserved for issuance; (iii) No shares of Crystal Common Stock are held by Crystal in Crystal's treasury; and (iv) no shares of Crystal Preferred Stock are issued or outstanding.  Schedule 3.3 sets forth a complete and correct list, as of January 31, 2006, of the number of shares of Crystal Common Stock subject to options, including, without limitation, those subject to employee stock options or other rights to purchase or receive Crystal Common Stock granted under the Crystal Stock Option Plans, in each case including the dates of grant, exercise prices, vesting schedule and expiration dates for such options.

(b) All outstanding shares of capital stock of Crystal are, and all shares which may be issued upon exercise of options under any Crystal Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.3, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Crystal, (B) any securities of Crystal or any Crystal Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or ownership interests of Crystal or any Crystal Subsidiary, (C) any warrants, calls, options or other rights to acquire from Crystal or any Crystal Subsidiary, and any obligation of Crystal or any Crystal Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other ownership interests in, Crystal or any Crystal Subsidiary, (ii) there are no outstanding obligations of Crystal or any Crystal Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, including, without limitation, any offer, issuance or sale in such a manner that would constitute a public offering of securities under the Securities Act, and (iii) Crystal is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act or the Exchange Act, or otherwise file any registration statement under any such statute covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

(c) Except for the option agreements under the Crystal Stock Option Plans, neither Crystal nor any Crystal Subsidiary is a party to any agreement restricting the purchase or transfer of, relating to the voting of or granting any preemptive or antidilutive rights with respect to, any securities of Crystal or any of the Crystal Subsidiaries that are outstanding, or that may be subsequently issued upon the conversion or exercise of any instrument or otherwise.

Section 3.4.  Authority

Crystal has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Crystal and the consummation by Crystal of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Crystal (including stockholder approval) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Crystal and the Shareholder, assuming the due authorization, execution and delivery by MRI and Merger Sub, constitutes a legal, valid and binding obligation of Crystal and the Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

Section 3.5.  No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement by Crystal and the Shareholder do not, and the performance by Crystal and the Shareholder of their obligations under this Agreement will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of Crystal or any Crystal Subsidiary, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 3.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Crystal, any Crystal Subsidiary or the Shareholder or by which any of their respective properties or assets is bound or affected, or (iii) except as set forth in Schedule 3.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Crystal or any Crystal Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Crystal or any Crystal Subsidiary is a party or by which Crystal, any Crystal Subsidiary or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Crystal or the Shareholder from performing their obligations under this Agreement in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Crystal or the Surviving Corporation.

(b) The execution and delivery of this Agreement by Crystal and the Shareholder do not, and the performance of this Agreement by Crystal and the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, or any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), by or with respect to Crystal, or any Crystal Subsidiary or the Shareholder, except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws"), state takeover laws, the National Association of Securities Dealers Automated Quotation System/National Market System ("Nasdaq") and the National Association of Securities Dealers, Inc. ("NASD"), (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 3.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent Crystal or the Shareholder from performing their obligations under this Agreement in any material respect, or (B) have not had and would not be reasonably likely to have a Material Adverse Effect on Crystal or the Surviving Corporation.

(c) Except as set forth on Schedule 3.5, the execution and delivery of this Agreement by Crystal and the Shareholder do not, the performance of this Agreement by Crystal and the Shareholder will not, and the consummation of the transactions contemplated by this Agreement will not, (i) entitle any current or former employee or officer of Crystal or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation, due any such employee or officer, or (iii) accelerate the vesting of any stock option or other securities of Crystal.

Section 3.6.  Financial Statements

      (a) Included in Schedule 3.6 are true and complete copies of the financial statements of Crystal consisting of an unaudited balance sheet of Crystal as of March 1, 2006 (the "Crystal Interim Balance Sheet"), and the related unaudited statements of income, changes in stockholders' equity and cash flows for the period then ended (together with the Crystal Interim Balance Sheet, the "Crystal Financial Statements").  Each of the Crystal Financial Statements have been prepared in by management and fully disclose all information material to the business and management believes that such Financial Statements fairly present the consolidated financial position of Crystal as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that Crystal Financial Statements do not contain footnotes and lack other presentation items and are subject to audit adjustments.  The books and records of Crystal have been and are being maintained in accordance with GAAP and reflect only actual bona fide transactions.

(b) [PRL1] As of the date of this Agreement, the aggregate amount of Crystal's cash on hand, plus liquid investments of Crystal with a maturity of three years or less (collectively the "Current Cash Reserves") is at least Twenty Five Thousand Dollars ($25,000). Crystal owns all such Current Cash Reserves free and clear of all Encumbrances. As of the date of this Agreement, Crystal has no Indebtedness except as reflected in the unaudited financial statements of Crystal for the period ended December 31, 2005, and except for Indebtedness incurred in the ordinary course of business consistent with past practice since December 31, 2005.

Section 3.7.  No Undisclosed Liabilities

Neither Crystal nor any of the Crystal Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except liabilities or obligations reflected in the Crystal Financial Statements.  Schedule 3.7 identifies all loans from Crystal to Crystal Affiliates or to any Crystal stockholder.

Section 3.8.  Absence Of Certain Changes Or Events

Since its formation, Crystal and the Crystal Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and except as set forth on Schedule 3.8, there has not been (a) any Material Adverse Effect on Crystal, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Crystal's capital stock, (c) any split, combination or reclassification of any of Crystal's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d) (i) any granting by Crystal or any Crystal Subsidiary to any current or former director, officer or employee of Crystal or any of the Crystal Subsidiaries of any increase in compensation, bonus or other benefits, except for normal increases in cash compensation in the ordinary course of business consistent with past practice, (ii) any granting by Crystal or any of the Crystal Subsidiaries to any such current or former director, officer or employee of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with a change of control of Crystal, (iii) any entry by Crystal or any of the Crystal Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, change of control, termination or indemnification agreement with any such current or former director, officer or employee or (iv) any amendment to, or modification of, any option outstanding under the Crystal Stock Option Plans, (e) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect on Crystal, (f) any change in accounting methods, principles or practices by Crystal materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP, or (g) any Tax election that would be reasonably likely to have a Material Adverse Effect on Crystal or any of its tax attributes or any settlement or compromise of any material income tax liability.

Section 3.9.  Absence Of Litigation

Except as set forth on Schedule 3.9, there are (a) no claims, actions, suits, investigations, or proceedings pending or, to the knowledge of Crystal or the Shareholder, threatened against Crystal, the Shareholder or any Crystal Subsidiary before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that would be reasonably likely to have a Material Adverse Effect on Crystal or that challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated hereby, and (b) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Crystal, Shareholder or any Crystal Subsidiary that would be reasonably likely to have a Material Adverse Effect on Crystal.[PRL2]

Section 3.10.  Licenses And Permits; Compliance With Laws

Crystal and the Crystal Subsidiaries hold all permits, licenses, franchises, authorizations and approvals from all Governmental Entities (the "Permits") which are necessary for the operation of the businesses of Crystal and the Crystal Subsidiaries as presently conducted and for Crystal and the Crystal Subsidiaries to own, lease and operate their respective properties, except where the failure to have any such permits, licenses or approvals would not have a Material Adverse Effect on Crystal. Crystal and the Crystal Subsidiaries are in compliance with the terms of the Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply would not have a Material Adverse Effect on Crystal.

Section 3.11.  Unlawful Payments

None of Crystal, any Crystal Subsidiary, or any officer, director, employee, agent or representative of Crystal or any Crystal Subsidiary has made, directly or indirectly, any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of Crystal or any Crystal Subsidiary, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.

Section 3.12.  Taxes

Except as set forth on Schedule 3.12, Crystal and the Crystal Subsidiaries have prepared and filed on a timely basis with all appropriate Governmental Entities all material returns, reports, information statements and other documentation (including extensions) required to be filed by Crystal and the Crystal Subsidiaries in respect of Taxes (the "Crystal Tax Returns") and all such Crystal Tax Returns are correct and complete in all respects. Crystal and the Crystal Subsidiaries have paid in full all Taxes due (other than Taxes, the failure of which to pay would not have a Material Adverse Effect on Crystal) and, in the case of material Taxes accruing but not due, Crystal has made adequate provisions in its books and records and financial statements for such payments. Crystal and the Crystal Subsidiaries have withheld from payments made to its present or former employees, contractors, officers and directors or other third parties, all amounts required by law to be withheld, except where the liability for which would not have a Material Adverse Effect on Crystal, and have, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities. In addition, except as set forth on Schedule 3.12, (a) there are no assessments of, or claims against, Crystal or the Crystal Subsidiaries with respect to Taxes that are outstanding; (b) no Governmental Entity is conducting an examination or audit of Crystal or any Crystal Subsidiary in respect of Taxes and neither Crystal nor any Crystal Subsidiary has received notice of any such examination or audit from any Governmental Entity; and (c) neither Crystal nor any Crystal Subsidiary has executed or filed any agreement extending the period of assessment or collection of any Taxes which remain in effect.

Section 3.13.  Intellectual Property

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Crystal, (a) Crystal and each Crystal Subsidiary owns, or is licensed to use (in each case, free and clear of any Encumbrances), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) to the knowledge of Crystal, the use of any Intellectual Property by Crystal and the Crystal Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Crystal or any Crystal Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Crystal, no Person is challenging, infringing on or otherwise violating any right of Crystal or any Crystal Subsidiary with respect to any Intellectual Property owned by and/or licensed to Crystal or any Crystal Subsidiary; (d) neither Crystal nor any Crystal Subsidiary has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Crystal and the Crystal Subsidiaries; and (e) to the knowledge of Crystal, no Intellectual Property owned and/or licensed by Crystal or the Crystal Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

Section 3.14.  Material Contracts

            Set forth on Schedule 3.14 is a complete and accurate list of each material contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which Crystal is a party or by which its assets may be affected.  Without limiting the generality of the foregoing, Schedule 3.14 contains a complete and accurate list of:

            (a)        Each contract and account, whether written or oral, between Crystal and any party to whom and pursuant to which Crystal provides or will provide products or services which provide for the receipt by Crystal of more than Twenty-Five Thousand Dollars ($25,000) annually;

            (b)        Each contract, whether written or oral, between Crystal and any party to whom Crystal paid, or is obligated to pay, more than Twenty-Five Thousand Dollars ($25,000) for the twelve (12) month period ended December 31, 2002, or any subsequent twelve (12) month period;

            (c)        Each Permit issued to Crystal by any Governmental Entity having jurisdiction in any area in which Crystal provides products or services;

            (d)       Each agreement, contract or commitment containing any covenant restricting or limiting the freedom of Crystal or the Shareholder to engage in any line of business or compete with any person;

            (e)        Each joint venture, partnership agreement or other agreement (however named) involving a sharing of profits, losses, costs or liabilities in which Crystal is involved;

            (f)        Each agreement, contract or commitment relating to capital expenditures involving future obligations of Crystal in excess of Twenty-Five Thousand Dollars ($25,000) and not cancelable at any time without penalty;

            (g)        Each agreement or plan to which Crystal is a party or by which it is bound, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (h)        Each agreement of indemnification, hold harmless or guaranty to which Crystal is a party or by which it is bound other than indemnification provisions in Crystal's articles of incorporation or bylaws;

            (i)         Each agreement, contract or commitment to which Crystal is a party or by which it is bound relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture, or other business enterprise;

            (j)         Each personal guaranty of the Shareholder or any third party regarding any assets or financial arrangements of Crystal; and

            (k)        Each agreement, contract or commitment that provides for an undertaking by Crystal to be responsible for consequential, indirect, special, exemplary or punitive damages.

            The contracts and agreements (other than the Permits) that are required to be identified above are hereinafter referred to as the "Material Contracts."  True and complete copies of each written Material Contract and true and complete written summaries of each oral Material Contract have been made available to MRI by Crystal.  Except as set forth in Schedule 3.14:

                        (i)         Each of the Material Contracts is a valid, binding and enforceable agreement of Crystal and, to the knowledge of Crystal and the Shareholder, each other party that is a party thereto, and will continue to be valid, binding and enforceable after the Closing;

                        (ii)        As of the date hereof, the Shareholder has no reason to believe that Crystal will not be able to fulfill all of its material obligations under the Material Contracts that remain to be performed after the date hereof, and Crystal has not been notified by any governmental or other party that such party intends to cancel, terminate, or modify any of such Material Contracts, and the Shareholder knows of no grounds for any such cancellation, termination, or modification;

                        (iii)       There has not occurred any material default (or event that, upon the provision of notice or lapse of time or both, would become such a default) under any of the Material Contracts;

                        (iv)       The Permits are in full force and effect, the continuing validity and effectiveness of such Permits will not be affected by the transactions contemplated by this Agreement, and such Permits will continue without premium, penalty, restriction or any adverse consequences as a result of the transactions contemplated by this Agreement, except to the extent as would not have a materially adverse effect on Crystal's operation of its business;

                        (v)        All applications required to have been filed for renewal of the Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities; and

                        (vi)       Crystal is in compliance in all material respects with all conditions or requirements of the Permits applicable thereto and has not been notified by any Governmental Entity that such entity intends to cancel, terminate, or modify any such Permits, and the Shareholder knows of no valid grounds for any such cancellation, termination, or modification.

            Disclosure by Crystal or the Shareholder of consents or approvals required under any Material Contract or Permit will not relieve Crystal or the Shareholder of their obligation to obtain all such consents or approvals at or before Closing.  Crystal has provided, or prior to the Closing will provide, MRI with true, correct and complete copies of each Permit listed on Schedule 3.14.

Section 3.15.  Employee Benefit Plans

(a) Schedule 3.15 sets forth a list of all Crystal Benefit Plans.  Each Crystal Benefit Plan (as defined below) intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and no circumstances exist that could reasonably be expected by Crystal to result in the revocation of any such determination.  Each Crystal Benefit Plan is in compliance with the applicable terms, if any, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code and any other applicable laws, rules and regulations, except where the breach or violation of which would not result in a Material Adverse Effect on Crystal.  Neither Crystal or any Crystal Controlled Common Entity nor any fiduciary of a Crystal Benefit Plan has engaged in any "prohibited transaction" as defined in Section 406 of ERISA or in Section 4975 of the Code with respect to any Crystal Benefit Plan.

(b) Neither Crystal nor any Crystal Controlled Common Entity has ever maintained sponsored or contributed to a defined benefit pension plan subject to Section 412 of the Code or Title 14 of ERISA.

(c) No Crystal Benefit Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan"). Neither Crystal nor any Crystal Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan has been or is reasonably expected to be incurred by Crystal or any Crystal Commonly Controlled Entity.

(d) Crystal has furnished or made available to MRI complete copies, as amended through the date hereof, of all of Crystal Benefit Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and a written summary of such Crystal Benefits Plans that have not been reduced to writing. Crystal has furnished or made available to MRI complete copies of all existing current plan summaries, employee booklets, personnel manuals and other material documents or written materials concerning Crystal Benefit Plans.

(e) Except as set forth in Schedule 3.15(e), no amount that could be received by (whether in cash or property or the vesting of property), or benefit provided to, any officer, director or employee of Crystal or any of its Affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). Except as set forth in Schedule 3.15(e), no such Person is entitled to receive any additional payment from Crystal, the Surviving Corporation or any other Person (a "Parachute Gross Up Payment") which would result in imposition of the excise tax of Section 4999(a) of the Code on such Person.  The Board of Directors of Crystal has not granted to any officer, director or employee of Crystal or any Crystal Subsidiary any right to receive any Parachute Gross Up Payment.

(f) All required reports and descriptions, if any (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each Crystal Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Section 4980B of the Code ("COBRA") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") have been met with respect to each Crystal Benefit Plan.

(g) No Crystal Benefit Plan is an Employee Stock Ownership Plan or otherwise invests in "employer securities" (as such term is defined in Section 409(l) of the Code).

(h) Crystal has made all contributions and other payments required by and due under the terms of each Crystal Benefit Plan and has taken no action (including, without limitation, actions required by law) relating to any Crystal Benefit Plan that will increase Crystal's or any Crystal Commonly Controlled Entity's obligation under any Crystal Benefit Plan.

(i) No Crystal Benefit Plan is a "qualified foreign plan" (as such term is defined in Section 404A of the Code), and no Crystal Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions.

(j) No Crystal Benefit Plan promises or provides post-retirement medical life insurance or other benefits due now or in the future to current, former or retired employees of Crystal or any Crystal Common Controlled Entity other than benefits required pursuant to COBRA.

(k) No "pension plans", as such term is defined in Section 3(2) of ERISA, maintained by Crystal or an Crystal Commonly Controlled Entity, have been frozen or terminated in the last three (3) calendar years.

(l) As used herein, (i) "Benefit Plans" means any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation or bonus plans or agreements or other incentive plans or agreements, all other employee programs, arrangements or agreements and all other employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA; (ii) "Crystal Benefit Plans" mean the Benefit Plans currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Crystal or any Crystal Commonly Controlled Entity for the benefit of present and former employees or directors of Crystal and of each Crystal Subsidiary or their beneficiaries, or providing benefits to such persons in respect of services provided to any such entity; (iii) "Crystal Commonly Controlled Entity" means an entity required to be aggregated with Crystal which is a member of the "controlled group of corporations" which includes Crystal within the meaning of Section 414(b) or (c) of the Code; and (iv) "Crystal ERISA Plan" means any Crystal Benefit Plan which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA.

Section 3.16.  Properties; Assets

Except as described in clause (c) below or as set forth on Schedule 3.16: (a) neither Crystal nor any Crystal Subsidiary owns or leases any real property; (b) each of Crystal and the Crystal Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all real property owned or leased by Crystal or a Crystal Subsidiary (the "Real Property") and all other properties and assets reflected in the balance sheet of Crystal at December 31, 2005, and (c) none of such properties or assets are subject to any Encumbrance, except for liens for taxes not yet due and payable, and easements and restrictions of record, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Crystal and the Crystal Subsidiaries thereon.

Section 3.17.  Labor Relations

Neither Crystal nor any Crystal Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of Crystal or any Crystal Subsidiary. Crystal and each Crystal Subsidiary is in compliance with all laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, affirmative action plans, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect on Crystal.

Section 3.18.  Environmental Matters

(a) Except for matters which would not have a Material Adverse Effect on Crystal and except as otherwise disclosed on Schedule 3.18, (i) Crystal and each Crystal Subsidiary are in compliance with all applicable Environmental Laws (as defined below); (ii) neither Crystal nor any Crystal Subsidiary has received any written communication that alleges that Crystal or any Crystal Subsidiary is not in compliance with applicable Environmental Laws; (iii) all permits and other governmental authorizations currently held by Crystal and each Crystal Subsidiary pursuant to the Environmental Laws ("Environmental Permits") are in full force and effect, Crystal and each Crystal Subsidiary are in compliance with all of the terms of such Environmental Permits, and no other permits or other governmental authorizations are required by Crystal or any Crystal Subsidiary for the conduct of their respective businesses; and (iv) the management, handling, storage, transportation, treatment, and disposal by Crystal and each Crystal Subsidiary of any Hazardous Materials (as defined below) is and has been in compliance with all applicable Environmental Laws.

(b) There is no Environmental Claim (as defined below) pending or, to the knowledge of Crystal, threatened against or involving Crystal, any of the Crystal Subsidiaries or against any Person whose liability for any Environmental Claim Crystal or any of the Crystal Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c) Except for matters which would not have a Material Adverse Effect on Crystal, to the knowledge of Crystal and the Shareholder, there are no past or present actions or activities by Crystal, any Crystal Subsidiary or any other Person involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Hazardous Materials, that could reasonably form the basis of any Environmental Claim against Crystal or any Crystal Subsidiary or against any Person whose liability for any Environmental Claim Crystal or any Crystal Subsidiary may have retained or assumed either contractually or by operation of law.

(d) As used herein, these terms shall have the following meanings:

(i) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person or Governmental Entity alleging potential liability arising out of, based on or resulting from the presence, or release or threatened release into the environment of, or any exposure to, any Hazardous Materials at any property or location owned or leased by Crystal or any Crystal Subsidiary or other circumstances forming the basis of any violation or alleged violation of any Environmental Law.

(ii) "Environmental Laws" means all applicable foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

(iii) "Hazardous Materials" means wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including, without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials, including sources of ionizing and nonionizing radiation", "petroleum products or wastes" or other similar designations in, or otherwise subject to regulation under, any Environmental Law.

Section 3.19.  Insurance

Crystal and the Crystal Subsidiaries maintain or will cause to be maintained insurance policies which: (a) insure against such risks, and are in such amounts, as are appropriate and reasonable, in the judgment of Crystal's management, considering Crystal and the Crystal Subsidiaries' properties, businesses and operations; (b) are in full force and effect; and (c) are valid, outstanding, and enforceable. Neither Crystal nor any of the Crystal Subsidiaries has received or given notice of cancellation with respect to any such insurance policies which are currently in effect.

Section 3.20.  Board and Stockholder Approval

The Board of Directors of Crystal has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Crystal and its sole stockholder and has recommended to such stockholder that he vote in favor of this Agreement.  The Shareholders have approved this Agreement and the transactions contemplated hereby as required under Delaware Law.

Section 3.21.  Brokers

Except as set forth in Schedule 3.21, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Crystal or the Shareholder.

Section 3.22.  Tax Matters

Neither Crystal nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 3.23  Related Party Transactions

Except as set forth in the Crystal disclosure schedules, no stockholder, director nor any officer of Crystal owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of Crystal or which conducts a business similar to any business conducted by Crystal.  Except as set forth in the Crystal disclosure schedules, no stockholder, director or officer of Crystal (a) owns or holds, directly or indirectly, in whole or in part, any Crystal Intellectual Property (other than by virtue of ownership of equity securities of Crystal), (b) has any claim, charge, action or cause of action against Crystal or any of its subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of Crystal, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any stockholder, director or officer of Crystal is a partner, member or stockholder (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or (d) owes any money to Crystal.

Section 3.24  Inventories

            All inventory of Crystal consists, and at the Closing Date will consist, solely of inventory of the kind, quality and quantity regularly and currently used in its business.

Section 3.25  Accounts Receivable

            Schedule 3.26 contains (i) a complete and accurate list of Crystal's accounts and notes receivable as of the date hereof, which schedule will be updated as of the Closing Date, and (ii) a complete and accurate schedule showing the aging of such accounts and notes receivable.  Such accounts and notes receivable arose in bona fide arm's-length transactions in the normal course of business, and to the knowledge of Crystal and the Shareholder, are valid and binding obligations of the account debtors without counterclaims, setoffs, or other defenses thereto.  The values at which accounts and notes receivable are carried on Crystal's books and records reflect the receivables valuation policy of Crystal, which is consistent with its past practices.

Section 3.26  Indebtedness and Payables

            Schedule 3.27 lists every contract, agreement, franchise, mortgage, indenture, bond, security agreement, or other instrument under or pursuant to which Crystal has outstanding indebtedness for borrowed money or the extension of credit, or any payables or accrued expenses, including all interest, fees and penalties payable thereunder, as of the date hereof.  It is understood that the indebtedness of Crystal set forth on Schedule 3.27 will be assumed by the Surviving Corporation, subject to any continuing stockholder guaranties required by the holders of such indebtedness.

Article IV

Representations and Warranties of Merger Sub

Merger Sub represents and warrants to Crystal as follows:

Section 4.1.  Organization and Qualification

Merger Sub is a corporation duly organized, validly existing and in good standing under Delaware Law. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation and organization and otherwise in connection with the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.2.  Certificate of Incorporation and Bylaws

Merger Sub has heretofore made available to Crystal a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.3.  Authority

Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not reasonably be likely to have a Material Adverse Effect on Merger Sub. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Crystal and MRI, constitutes a legal, valid and binding obligation of Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

Section 4.4.  No Conflict; Required Filings And Consents

(a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) subject to compliance with the requirements set forth in Section 4.4(b) below, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the properties or assets of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its properties or assets is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Merger Sub from performing its obligations under this Agreement in any material respect.

(b) The execution and delivery of this Agreement by Merger Sub does not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state takeover laws, Nasdaq and NASD, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect.

Section 4.5.  Indebtedness and Payables.

            Schedule 4.5 lists every contract, agreement, franchise, mortgage, indenture, bond, security agreement, or other instrument under or pursuant to which Merger Sub has, or as a consequence of the transactions contemplated hereby will have or will cause Crystal to have, outstanding indebtedness for borrowed money or the extension of material credit, or any payables or accrued expenses, including all interest, fees and penalties payable thereunder, as of the date hereof.  Except as set forth on Schedule 4.5, Merger Sub has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.  It is understood that the indebtedness of Crystal set forth on Schedule 4.5 will be assumed by the Surviving Corporation, subject to any continuing stockholder guaranties required by the holders of such indebtedness.

Section 4.6.  Board and Stockholder Approval

The Board of Directors Merger Sub has determined that the transactions contemplated by this Agreement are advisable and in the best interests of Merger Sub and its stockholders and has recommended the consummation of this Agreement.  The shareholders of Merger Sub have approved this Agreement and the transactions contemplated hereby as required under Delaware Law.

Section 4.7.  Brokers

Except as set forth in Schedule 4.7, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf ofMerger Sub.

Section 4.8.  Tax Matters

None of Merger Sub nor any of its Affiliates have taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Article V

Representations and Warranties of MRI

MRI represents and warrants to Crystal, subject to the exceptions set forth herein and in MRI's disclosure schedules delivered by MRI to Crystal dated as of the date hereof and certified by a duly authorized officer of MRI (which exceptions shall specifically identify a section, subsection or clause of a single section or subsection hereof, as applicable, to which such exception relates, it being understood and agreed that each such exception shall not be deemed to be disclosed under any other section, subsection or clause hereof unless such disclosure reasonably relates thereto), that:

Section 5.1.  Organization and Qualification; Subsidiaries

Each of MRI and each Subsidiary of MRI (each a "MRI Subsidiary" and collectively, the "MRI Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of MRI and each MRI Subsidiary is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on MRI. Each of MRI and each MRI Subsidiary has the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted, except for such failures which have not had and would not be reasonably likely to have a Material Adverse Effect on MRI. MRI has no Subsidiaries other than those listed in Schedule 5.1, each of which is wholly-owned by MRI, or any direct or indirect beneficial ownership of any securities, equity or other ownership interest in any Person other than those listed on Schedule 5.1.

Section 5.2.  Certificate of Incorporation and Bylaws

MRI has heretofore delivered to Crystal a complete and correct copy of the certificate of incorporation and the bylaws of MRI, as amended to date.  The certificate of incorporation and bylaws are in full force and effect. MRI is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 5.3.  Capitalization

(a) The authorized capital stock of MRI consists of Five Hundred Million (500,000,000) shares of MRI Common Stock and Ten Million (10,000,000) shares of undesignated preferred stock.  As of February 1, 2006: (i) 6,134,952 shares of MRI Common Stock were issued and outstanding and no shares of MRI preferred stock were issued and outstanding; (ii) no shares of MRI Common Stock (the "MRI Stock Option Shares") were issuable upon the exercise of outstanding employee stock options or other rights to purchase or receive MRI Common Stock; and (iii) no shares of MRI Common Stock were held by MRI in MRI's treasury.  All of the MRI Stock Option Shares have been reserved for issuance.

(b) All outstanding shares of capital stock of MRI are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 5.3 and except for changes resulting from the issuance of shares of MRI Common Stock pursuant to the MRI stock option plans or as expressly permitted by this Agreement, as of the date hereof there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of MRI, (B) any securities of MRI or any MRI Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in MRI, or (C) any warrants, calls, options or other rights to acquire from MRI, and any obligation of MRI to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, MRI.

Section 5.4.  Authority

MRI has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by MRI and the consummation by MRI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of MRI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by MRI and, assuming the due authorization, execution and delivery by Crystal, constitutes a legal, valid and binding obligation of MRI, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.  MRI, as the sole stockholder of Merger Sub, has approved the Merger and this Agreement.

Section 5.5.  No Conflict; Required Filings and Consents

(a) The execution and delivery of this Agreement by MRI do not, and the performance by MRI of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of MRI, (ii) subject to obtaining the approvals and compliance with the requirements set forth in Section 5.5(b), conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to MRI or any MRI Subsidiary or by which any of their respective properties or assets are bound or affected, or (iii) except as set forth in Schedule 5.5, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of MRI or any MRI Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MRI or any MRI Subsidiary is a party or by which MRI, any MRI Subsidiary or any of their respective properties or assets are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent MRI from performing its obligations under this Agreement in any material respect, and (B) have not and would not be reasonably likely to have a Material Adverse Effect on MRI.

(b) The execution and delivery of this Agreement by MRI does not, and the performance of this Agreement by MRI will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity by or with respect to MRI, except (i) for (A) applicable requirements, if any, of the Securities Act, Blue Sky Laws, Exchange Act, state takeover laws, Nasdaq and NASD, (B) applicable requirements, if any, of the consents, approvals, authorizations or permits described in Schedule 5.5, and (C) filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent MRI from performing its obligations under this Agreement in any material respect, and (B) have not had and would not reasonably likely to have a Material Adverse Effect on MRI.

Section 5.6.  SEC Filings; MRI Financial Statements

(a) Except as set forth on Schedule 5.6 and as set forth in MRI SEC Reports, MRI has filed all forms, reports, statements and other documents required to be filed with the SEC since December 31, 2005.  All such required forms, reports, statements and other documents (including those that MRI may file subsequent to the date hereof are referred to herein, collectively, as the "MRI SEC Reports". As of their respective filing dates, the MRI SEC Reports (x) complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder applicable thereto, and (y) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements and unaudited interim financial statements of MRI included in the MRI SEC Reports, including each MRI SEC Report filed after the date hereof until the Closing, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements, including all related notes and schedules, contained in the MRI SEC Reports (or incorporated by reference therein), including each MRI SEC Report filed after the date hereof until the Closing, present fairly in all material respects the consolidated financial position of MRI and the MRI Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of MRI and the MRI Subsidiaries for the periods indicated, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein) and subject in the case of interim financial statements to normal year-end adjustments.

Section 5.7.  No Undisclosed Liabilities

Neither MRI nor any of the MRI Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in the audited consolidated financial statements of MRI included in the MRI SEC Reports through the date of the filing of MRI's Annual Report on Form 10-K in respect of the fiscal year ended July 31, 2005, (b) liabilities or obligations as of July 31, 2005, incurred in the ordinary course of business and of a character or amount not required to be reflected in such Annual Report, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since July 31, 2005, which have not had, and are not reasonably likely to have, a Material Adverse Effect on MRI and (d) liabilities or obligations which have not had and are not reasonably likely to have a Material Adverse Effect on MRI.

Section 5.8.  Absence Of Certain Changes Or Events

Since October 31, 2005, MRI and the MRI Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice.

Section 5.9.  Board and Stockholder Approval

The Board of Directors of MRI has determined that the transactions contemplated by this Agreement are in the best interests of MRI and its stockholders.  Approval by the stockholders of MRI is not necessary under Delaware Law to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 5.10.  Tax Matters

Neither MRI nor any of its Affiliates has taken or agreed to take any action or failed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 5.11. Valid Issuances

            The MRI Common Stock to be issued in the Merger, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and except as provided by or created under this Agreement shall be free of all liens and encumbrances and not subject to preemptive rights; provided, however, such shares will be subject to restrictions on transfer under applicable federal and state securities laws.

Section 5.12  Disclosure

            No representation or warranty of MRI in this Agreement and no statement in the MRI disclosure schedules contains any statement which is false or misleading with respect to any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading.

Section 5.13.  Brokers

Except as set forth in Schedule 5.13, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MRI.

Article VI

Covenants

Section 6.1.  Affirmative Covenants of Crystal

(a)   Crystal hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by MRI, Crystal shall, and shall cause each Crystal Subsidiary to: (a) operate its business in the usual and ordinary course consistent with past practices; (b) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective officers and employees (subject to termination as management of Crystal deems reasonably appropriate) and maintain its relationship with its respective customers, suppliers, licensors, licensees, distributors and others having business dealings with them with the intention that its goodwill and ongoing business shall be unimpaired in any material manner at the Effective Time; (c) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; (d) use its commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained; (e) prepare and file all Crystal Tax Returns required to be filed in a timely manner, and in a manner consistent with past practices and applicable laws and regulations; and (f) operate its business in accordance with the terms of its licenses and in all material respects with all applicable laws, rules and regulations.

Section 6.2.  Negative Covenants of Crystal

Except as expressly contemplated by this Agreement or under the Asset Purchase Agreement by and among Crystal, OneTravel Holdings, Inc. and FS SunTours, Inc. (the "SunTours APA") or as required to comply with law or otherwise consented to in writing by MRI or as set forth in Schedule 6.2, from the date hereof until the Closing Date, Crystal shall not, and shall cause each Crystal Subsidiary not to, do any of the following:

(a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of its capital stock;

(b) (i) redeem, repurchase or otherwise reacquire any shares of its capital stock or other securities or any securities or obligations convertible into or exchangeable for any share of its capital stock or other securities, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or other securities or any such securities or obligations (except in connection with the exercise of outstanding Options in accordance with their respective terms or pursuant to any redemption agreement; (ii) effect any merger, consolidation, restructuring, reorganization or  recapitalization, or adopt a plan of complete or partial liquidation or dissolution; or (iii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other securities;

(c) (i) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale of (including the grant of any Encumbrances on) of any class of its capital stock or other securities, any securities convertible into or exercisable or exchangeable for any such shares or other securities, or any rights, warrants or options to acquire any such shares or other securities; or (ii) amend or otherwise modify the terms of any such rights, warrants or options; provided, that the foregoing shall not apply to issuances of stock upon the exercise of options;

(d) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (ii) make or commit to make any capital expenditures other than capital expenditures not exceeding Fifteen Thousand Dollars ($15,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate and which are solely for equipment, furniture and fixtures incurred in the ordinary course of business consistent with past practices; or (iii) make or commit to make any loans, advances or capital contributions to, or investments in, any other Person.

(e) sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise encumber or dispose of, any of its assets, except for sales of inventory or other assets in the ordinary course of  business and consistent with past practices;

(f) (i) adopt, enter into, terminate or amend in any material respect (A) any Crystal Benefit Plan or (B) any other agreement, plan or policy involving Crystal or the Crystal Subsidiaries, and one or more of its current or former directors, officers or employees; (ii) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus to, any current or former officer, director or employee (except for normal increases of cash compensation or cash bonuses in the ordinary course of business consistent with past practice that, in the aggregate, do not materially increase benefits or compensation expenses of Crystal or the Crystal Subsidiaries); (iii) pay any benefit or amount not required under any Crystal Benefit Plan or any other benefit plan or arrangement of Crystal or the Crystal Subsidiaries as in effect on the date of this Agreement; (iv) increase in any manner the severance or termination pay of any current or former director, officer or employee; (v) enter into or amend any employment, deferred compensation, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director; (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, "phantom" stock, stock appreciation rights, "phantom" stock rights stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Crystal Benefit Plans or agreements or awards made thereunder); (vii) amend or modify any Option, (viii) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; (ix) take any action to accelerate the vesting of payment of any compensation or benefit under any Crystal Benefit Plan or (x) materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

(g) propose or adopt any amendments to its certificate or articles of incorporation or its bylaws;

(h) (i) make any change in any of its methods of accounting, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2005, except, in the case of clause (i) or clause (ii), as may be required by law or GAAP;

(i) incur any Indebtedness, or prepay, before the scheduled maturity thereof, any long-term debt;

(j) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of such entity's Affiliates which involves the transfer of consideration or has a financial impact on such entity, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

(k) enter into any contract, agreement, commitment, arrangement, lease (including with respect to personal property), policy or other instrument which, had it been entered into as of the date hereof, would have been included as a Crystal Material Contract;

(l) except for transactions in the ordinary course of business, terminate, or amend or waive any provision of, any Crystal Material Contract;

(m) (i) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice of claims for money damages which do not exceed Fifteen Thousand Dollars ($15,000) per claim or Fifty Thousand Dollars ($50,000) in the aggregate for all such claims; (ii) cancel any Indebtedness; (iii) waive or assign any claims or rights of material value or (iv) waive any benefits of, or agree to modify in any respect (A) any standstill or similar agreements to which Crystal or any of the Crystal Subsidiaries is a party or (B) other than in the ordinary course of business, any confidentiality or similar agreements to which Crystal or any of the Crystal Subsidiaries is a party;

(n) transfer or license to any Person or otherwise extend, amend or modify any rights to Intellectual Property of Crystal;

(o) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement; or

(p) agree in writing or otherwise to do any of the foregoing.

Section 6.3.  Negative Covenants of MRI

Except as expressly contemplated by this Agreement or otherwise consented to in writing by Crystal or as set forth in Schedule 6.3, from the date hereof until the Closing Date, MRI shall not, and shall cause each MRI Subsidiary not to, do any of the following:

(a) take any action that is intended or would reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement;

(b) intentionally take or fail to take any action which would reasonably be expected to materially delay the consummation of the Merger; or

(c) agree in writing or otherwise to do any of the foregoing.

Section 6.4  Closing Date Balance Sheet

            Crystal shall prepare and deliver to MRI prior to Closing (i) an unaudited consolidated balance sheet of Crystal as of the last Business Day of the most recently completed full month ending immediately preceding the Closing Date (or, if the Closing Date is before the 15th day of the month, as of the last Business Day of the month immediately preceding the most recently completed full moth ending immediately preceding the Closing Date), which balance sheet shall be prepared by Management and contain full disclosure of any and all material information which in Managements belief shall fairly present in all material respects the consolidated financial position of Crystal and the Crystal Subsidiaries as of the date hereof, and (ii) Crystal's best estimate (using actual data through at least the end of the third Business Day immediately preceding the Closing Date) of closing account information for all line items that would appear on a consolidated balance sheet to Crystal as of the Business Day immediately preceding the Closing Date.  Crystal shall provide to MRI any information and back-up materials (including bank account information) reasonably requested by MRI with respect thereto.

Article VII

Additional Agreements

Section 7.1.  Access And Information

During the period from the date hereof to the Effective Time (the "Interim Period"), Crystal and MRI shall, and shall cause the Crystal Subsidiaries and the MRI Subsidiaries, respectively, to, afford to each other and their respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) to the properties, executive personnel and all information concerning the business, properties, contracts, records and personnel of Crystal and the Crystal Subsidiaries or MRI and the MRI Subsidiaries, as the case may be, as such other party may reasonably request.

Section 7.2.  Confidentiality

MRI and Crystal each acknowledge and agree that (a) all information received by it (the "Receiving Party") from or on behalf of the other party in connection with the transactions contemplated under this Agreement shall be deemed received pursuant to the confidentiality agreements previously executed between Crystal and MRI (the "Confidentiality Agreements"), (b) such Receiving Party shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to comply with the provisions of the Confidentiality Agreements with respect to such information, and (c) the provisions of the Confidentiality Agreements are hereby incorporated herein by reference with the same effect as if fully set forth herein.

Section 7.3.  Public Announcements

MRI and Crystal shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereunder. Neither MRI nor Crystal shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement. At or prior to the issuance of any such release or statement or any other press release, a copy of any such release shall be provided by facsimile or other electronic transmission to the other party.

Section 7.4.  Indemnification

  (a) By the Shareholder for Breaches by Crystal. Subject to the terms and conditions of Sections 7.4 through 7.7, the Shareholder hereby agrees to indemnify, defend and hold harmless MRI and its direct and indirect subsidiaries (including the Surviving Corporation after the Effective Time) and their respective directors, officers, employees and controlled and controlling Persons (collectively, "MRI Affiliates"), from and against all Damages (as defined below) and Claims (as defined below) asserted against, imposed upon, or incurred by MRI or any MRI Affiliate, directly or indirectly, by reason of, arising out of, or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of Crystal contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of Crystal contained in or made pursuant to this Agreement. As used in Sections 7.4 through 7.7, the term (i)"Claim" means any and all claims, causes of action, demands, lawsuits, suits, proceedings, governmental investigations or audits and administrative orders and (ii) "Damages" means all debts, liabilities, obligations, losses, including diminution of value, damages, costs and expenses, whether actual, consequential or punitive, interest (including, without limitation, prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

  (b) By Shareholder for Breaches by Shareholder. Subject to the terms and conditions of Sections 7.4 through 7.7, Shareholder hereby agrees to indemnify, defend and hold harmless MRI and the MRI Affiliates, from and against all Damages and Claims asserted against, imposed upon or incurred by any such Person, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of Shareholder contained in or made pursuant to this Agreement, or (b) the breach of any covenant or agreement of Shareholder contained in or made pursuant to this Agreement.

  (c) By MRI. Subject to the terms and conditions of Sections 7.4 through 7.7, MRI hereby agrees to indemnify, defend and hold harmless Shareholder, his successors and assigns, from and against all Damages and Claims asserted against, imposed upon or incurred by each such Person, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of MRI or Merger Sub contained in or made pursuant to this Agreement or (b) the breach of any covenant or agreement of MRI or Merger Sub contained in or made pursuant to this Agreement.

Section 7.5.  Defense of Third Party Claims.

The obligations and liabilities of any party to indemnify any other party under Sections 7.4 and 7.5 with respect to Claims or Damages relating to or arising from third parties (a "Third Party Claim"), shall be subject to the following terms and conditions:

  (a) The party or parties to be indemnified hereunder (whether one or more, the "Indemnified Party") will give the other party or parties (whether one or more, the "Indemnifying Party") prompt written notice of any such Third Party Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it upon written notice to the Indemnified Party provided within 20 days of receiving notice of such Third Party Claim (or sooner if the nature of the Third Party Claim so requires). Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under Sections 7.4 and 7.5, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.
  (b) If the Indemnifying Party, within 20days after notice of any such Third Party Claim (or sooner if the nature of the Third Party Claim so requires), fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect thereto, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise or settlement thereof.
  (c) Notwithstanding anything in this ArticleVII to the contrary (i) if there is a reasonable possibility, in the Indemnified Party's opinion, that a Third Party Claim may adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim (provided that the Indemnified Party shall not settle or consent to any judgment without first obtaining the consent of the Indemnifying Party, which shall not be unreasonably withheld), and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim.

Section 7.6.  Payment; Arbitration.

Upon the occurrence of a Claim or Damages, other than a Third Party Claim, for which indemnification is believed to be due under this Article VII, the Indemnified Party shall provide notice of such Claim or Damages to the Indemnifying Party, stating the circumstances giving rise to the Claim or Damages, specifying the amount of the Claim or Damages and making a request for any payment then believed due.  Any such claim for indemnification shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety of such claim.  Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to indemnification.  Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use their reasonable best efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days.  If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party with such 30-day period, either party may submit the dispute for resolution by a panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in a city mutually selected by the Indemnifying Party and Indemnified Party (or, if no city can be mutually agreed upon within 15 days, then in Raleigh, North Carolina); provided, however, that (i) one arbitrator shall be selected by the Indemnified Party, the second arbitrator shall be selected by the Indemnifying Party, and the third arbitrator shall be selected by the two previously selected arbitrators and (ii) in all respects, such panel shall be governed by the American Arbitration Association's then existing Commercial Arbitration Rules.  If it is finally determined that all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall, within 10 days of such determination and subject to the limitations set forth herein, pay the Indemnified Party such amount owed, together with interest from the date that the Indemnified Party initially requested such payment until the date of actual payment, at an annual rate equal to the prime interest rate then generally in effect on the date of payment as set forth in The Wall Street Journal.

Section 7.7.  Survival of Representations and Warranties

All representations, warranties, covenants and agreements in this Agreement or made pursuant hereto shall survive the Closing and any investigation thereof until the six month anniversary of the Closing Date; at which time they will expire, except for Sections 3.12, 3.15 and 3.18 which shall survive until the expiration of the applicable statute of limitations, and Sections 3.3, 3.4, 4.3, 5.3 and 5.4 which shall survive indefinitely.  Claims or Damages arising from or with respect to actual fraud shall survive indefinitely..

Section 7.8.  Further Action; Commercially Reasonable Efforts

(a) Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using all its commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Crystal, MRI or any Crystal Subsidiary or MRI Subsidiary as are necessary for the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all commercially reasonable efforts to take all such action.

(b) During the Interim Period, each of the parties hereto shall promptly notify the other in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with the Merger or the conversion of Crystal Common Stock into the Merger Consideration pursuant to the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated by this Agreement or otherwise limit the right of MRI to own or operate all or any portion of the business or assets of Crystal.

(c) Each party hereto shall use its commercially reasonable efforts to refrain from taking any action, or entering into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or which would result in a material breach of any covenant made by it in this Agreement.

Section 7.9.  No Solicitation

(a) From the date of this Agreement until the Effective Time or the termination of this Agreement pursuant to the terms of this Agreement, Crystal and Shareholder shall not and shall not permit any of its Subsidiaries, Affiliates, directors, officers, employees, agents or representatives, including, without limitation, any investment banker, attorney or accountant of Crystal or any of its Subsidiaries (collectively, "Representatives") directly or indirectly, to (i) initiate, solicit, encourage or otherwise facilitate (including by way of furnishing information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined below), (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their Subsidiaries or Representatives to take any such action and, Crystal shall promptly notify MRI of any such inquiries and proposals received by Crystal or any of its Subsidiaries or Representatives, relating to any of such matters. Crystal agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties regarding any Acquisition Proposal. Crystal shall promptly provide MRI with a copy of any written Acquisition Proposal received.

(b) For purposes of this Agreement, "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving Crystal or its Subsidiaries: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or any significant portion of the assets or twenty-five percent (25%) or more of the equity securities of, Crystal or any of its Subsidiaries, in a single transaction or series of related transactions; or (ii) the acquisition by any Person of beneficial ownership of ten percent (10%) or more of the outstanding shares of Crystal Common Stock.

Section 7.10.  Nasdaq Listing

MRI shall use reasonable efforts to cause the MRI Common Stock to be issued or issuable pursuant to this Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

Section 7.11.  Blue Sky

MRI shall use reasonable efforts to obtain prior to the Effective Time any necessary permits and approvals under all applicable Blue Sky Laws required to permit the distribution of the shares of MRI Common Stock to be issued in accordance with the provisions of Section 2.1(a) of this Agreement.

Section 7.12.  Event Notices

During the Interim Period, each party hereto will promptly notify the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (b) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which would be likely to result in any condition to the obligations of such party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied. No delivery of any notice pursuant to this Section 7.12 will cure any breach of any representation or warranty, covenant, condition or agreement of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.13.  Tax Treatment

Each of MRI and Crystal shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

Section 7.14.  Employee 401(k) Plan

            Crystal shall take all necessary action to cause any 401(k) plan sponsored or maintained by Crystal to be terminated at least one day prior to the Closing Date, and shall use commercially reasonable efforts to cause such 401(k) plan to be amended prior to or as of such termination so as to comply with all requirements of the Retirement Protection Act of 1964, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1966, the Taxpayer Relief Act of 1997, and the Internal Revenue Service Restructuring and Reform Act of 1998.

Article VIII

Closing Conditions

Section 8.1. Conditions to Obligations of MRI, Merger Sub and Crystal to Effect the Merger

The respective obligations of MRI, Merger Sub and Crystal to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

(a) No Order.  No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, ordinance, regulation, executive order, decree, judgment, stipulation, injunction or other order (whether temporary, preliminary or permanent) in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted.

(b) Nasdaq Listing.  MRI Common Stock issuable to the holders of Crystal Common Stock pursuant to this Agreement shall have been included for listing on Nasdaq upon official notice of issuance.

Section 8.2.  Additional Conditions to Obligations of MRI and Merger Sub

The obligations of MRI and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived by MRI, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties.  The representations and warranties of Crystal made in this Agreement shall be true and correct when made and on and as of the Closing Date (except (1) as does not constitute a Material Adverse Effect on Crystal, and (2) for those representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time).  MRI shall have received a certificate of the Chief Executive Officer of Crystal to that effect.  The parties understand and agree that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Crystal disclosure schedules made or purported to have been made after the date of this Agreement shall be disregarded.

(b) Agreements and Covenants.  The agreements and covenants of Crystal required to be performed on or before the Effective Time shall have been performed in all material respects. MRI shall have received a certificate of the Chief Executive Officer of Crystal to that effect.

(c) No Material Adverse Effect.  There shall have been no Material Adverse Effect on Crystal since the date of this Agreement.

(d) No Litigation.  There shall not be pending or imminently threatened any suit, action, proceeding or investigation by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from MRI or any MRI Subsidiary any damages that may be material to MRI, (iii) seeking to prohibit or limit in any material respect MRI's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (iv) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of Crystal.

(e) Consents Under Crystal Agreements.  Crystal shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on Crystal.

(f)  The Crystal Stock Certificates.  Each stockholder of Crystal shall have surrendered to MRI for cancellation all of his Crystal Stock Certificates representing all of the shares of Crystal Common Stock outstanding immediately prior to the Effective Time.

(g)   Resignation of Directors and Officers.  The officers and directors of the Crystal in office immediately prior to the Closing will have resigned from their current positions as officers and directors of Crystal effective as of the Closing.

(h)     Asset Sale with OTV.  The Amended Asset Purchase Agreement dated as of January 28, 2006 by and between OneTravel Holdings, Inc., its wholly-owned subsidiary FS SunTours, Inc. and Crystal Hospitality Group, Inc. shall have been consummated pursuant to its terms.

Section 8.3.  Additional Conditions to Obligations of Crystal

The obligations of Crystal to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived by Crystal, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties.  The representations and warranties of MRI and Merger Sub made in this Agreement shall be true and correct when made and on and as of the Closing Date (except (1) as does not constitute a Material Adverse Effect on MRI, and (2) for those representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date and time). Crystal shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of MRI to such effect.  The parties understand and agree that, for purposes of determining the accuracy of such representations and warranties, (1) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update or modification of the MRI disclosure schedules made or purported to have been made after the date of this Agreement shall be disregarded for purposes of determining the accuracy of the representations and warranties.

(b) Agreements and Covenants.  The agreements and covenants of MRI and Merger Sub required to be performed on or before the Effective Time shall have been performed in all material respects. Crystal shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of MRI to such effect.

(c) Consents Under MRI Agreements.  MRI shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated hereby, except those which the failure to obtain would not have a Material Adverse Effect on MRI.

Article IX

Termination, Amendment And Waiver

Section 9.1.  Termination

The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of MRI and Crystal;

(b) by MRI, upon a breach of any covenant or agreement on the part of Crystal set forth in this Agreement, or if any representation or warranty of Crystal shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied (a "Terminating Crystal Breach"); provided, that, if such Terminating Crystal Breach is curable by Crystal through the exercise of reasonable efforts (not to exceed 45 days) and for so long as Crystal continues to exercise such reasonable efforts, MRI may not terminate this Agreement under this Section 9.1(b);

(c) by Crystal, upon breach of any covenant or agreement on the part of MRI set forth in this Agreement, or if any representation or warranty of MRI shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied (a "Terminating MRI Breach"); provided, that, if such Terminating MRI Breach is curable by MRI through the exercise of their reasonable efforts (not to exceed 45 days) and for so long as MRI continues to exercise such reasonable efforts, Crystal may not terminate this Agreement under this Section 9.1(c);

(d) by either MRI or Crystal, if there shall be any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity which is final and nonappealable preventing the consummation of the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall have used reasonable efforts to cause any such decree, permanent injunction, judgment or other order to be vacated or lifted;

(e) by either MRI or Crystal, if the Merger shall not have been consummated on or before April 28, 2006 provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of the failure of the Merger to occur on or before such date; or

(f) by MRI, if there shall have occurred one or more events which shall have caused a Material Adverse Effect on Crystal, which Material Adverse Effect shall have remained uncured (to the extent curable) for a period of thirty (30) days after written notice from MRI of Hurricane's intention to terminate pursuant to this Section 9.1(f).

Section 9.2.  Effect Of Termination

Except as provided in Section 9.5 of this Agreement, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement and the Affiliate Agreements shall forthwith become void, there shall be no liability on the part of MRI or Crystal or any of their respective officers, directors, stockholders or Affiliates to the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party from liability for any willful breach by a party of any of its representations, warranties, covenants or agreements in this Agreement; and provided that the provisions of Sections 7.2, 7.3, 7.4 and 9.5 of this Agreement will remain in full force and effect and survive any termination of this Agreement.

Section 9.3.  Amendment

This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.4.  Extension; Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.5.  Fees, Expenses And Other Payments

(a) Except as otherwise set forth in this Agreement, all costs and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated pursuant to Section 9.1(e) and at any time prior to such termination an Acquisition Proposal shall have been made to Crystal or shall have been made directly to the stockholders of Crystal or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving Crystal, and if an Acquisition Proposal involving Crystal is thereafter consummated or Crystal enters into a definitive agreement with respect to an Acquisition Proposal within twelve (12) months after such termination of this Agreement, Crystal shall pay to MRI a termination fee of $50,000 immediately upon the consummation of such Acquisition Proposal, or immediately upon the effective date of such definitive agreement, whichever is earlier.

Article X

General Provisions

Section 10.1.  Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below. A party electing to provide notice by electronic transmission as provided herein shall also provide mailed copies of any such notice.

(a) If to MRI or Merger Sub:

Mobile Reach International, Inc.

2054 Kildaire Farm Road, Suite 353

Cary, North Carolina 27511

Telecopier No.:  (919) 882-9056

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Quick law Group PC

900 West Pearl Street, Suite 300

Boulder, Colorado 80302

Telecopier No.: (303) 845-7315

Attention: Jeffrey M. Quick, Esq.

        (b) If to Crystal:

Crystal Hospitality Holdings, Inc.

641 Shunpike Road, Suite 333

Chatham, New Jersey 07928

Telecopier No.:

Attention: Chief Executive Officer

Section 10.2.  Certain Definitions

For purposes of this Agreement, the term:

"Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person and for purposes of this Agreement shall be deemed to include, without limitation, with respect to MRI and Crystal (i) each executive officer of either MRI or Crystal, respectively; (ii) each director of either MRI or Crystal, respectively; and (iii) each beneficial owner of more than five percent (5%) of MRI Common Stock or Crystal Common Stock, respectively, other than any such beneficial owner who is eligible to make filings in respect thereof on Schedule 13G under applicable SEC rules and regulations.

 "beneficial owner" (including the terms "beneficial ownership" and "beneficially own") means with respect to any shares of capital stock, a Person who shall be deemed to be the beneficial owner or have beneficial ownership of such shares (i) which such Person or any of its Affiliates or associates beneficially owns, directly or indirectly, (ii) which such Person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant  to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any such shares or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

"Business Day" shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

"control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

"Encumbrance" shall mean any lien, pledge, charge, security interest or other encumbrance of any nature;

"Indebtedness" of a Person shall mean (i) indebtedness of such Person for borrowed money whether short-term or long-term and whether secured or unsecured, (ii) indebtedness of such Person for the deferred purchase price of services or property, which purchase price (A) is due twelve months or more from the date of incurrence of the obligation in respect thereof or (B) customarily or actually is evidenced by a note or other written instrument (including, without limitation, any such indebtedness which is non-recourse to the credit of such Person but is secured by assets of such Person); (iii) obligations of such Person under capital leases, (iv) obligations of such Person arising under acceptance facilities, (v) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (vi) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations of such Person upon which interest charges are customarily paid, (viii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends), (x) all executory obligations of such Person  in respect of financial hedge contracts (including, without limitation, equity hedge contracts), (xi) all indebtedness of the types referred to in clauses (i) through (x) above for which such Person is obligated under a contingent obligation and (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such indebtedness, obligation or guarantee;

            "Intellectual Property" means all (i) patents and patent applications, (ii) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (iii) copyrights and registrations and applications for registration thereof, (iv) computer software, data, and documentation, (v) trade secrets and confidential business information (including formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (vi) Internet domain names and applications for domain names, (vii) other proprietary rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium);

"Material Adverse Effect" shall mean, with respect to a specified Person any change, event or effect that individually or in the aggregate (taking into account all other such changes, events or effects) has had, or would be reasonably likely to have, a material adverse effect on the business, operations, assets, liabilities, earnings, condition (financial or otherwise), prospects or results of operations of such Person and its Subsidiaries, if any, taken as a whole.  By way of illustration and not limitation, the parties acknowledge and agree that the following changes, events or effects shall constitute a Material Adverse Effect for purposes of this Agreement.

"Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group, including, without limitation, any entity or group as defined in Section 13(d) of the Exchange Act;

"reasonable efforts" shall mean, as to a party hereto, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not  be required to (i) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (ii) institute litigation or arbitration as a part of its reasonable efforts;

"Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary of such Person) (i) owns, directly or indirectly, fifty percent (50%) or more of the capital stock, partnership interests or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity; or (ii) possesses, directly or indirectly, control over the direction of management or policies of such corporation, partnership, joint  venture or other legal entity (whether through ownership of voting securities, by agreement or otherwise); and

"Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall include, except where the context otherwise requires, all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments or claims of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

"Total Merger Shares" shall equal 10,000,000 shares of restricted MRI Common Stock.

Section 10.3.  Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.4.  Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or other judgment, decree, injunction or order, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.5.  Entire Agreement

This Agreement (together with the Exhibits, the Disclosure Schedules and the other documents delivered pursuant hereto) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 10.6.  Enforcement

     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.7.  Assignment

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.8.  Third Party Beneficiaries

     Subject to Section 10.7, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the rights of the Indemnified Persons under Section 7.7.

Section 10.9.  Governing Law

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

Section 10.10.  Counterparts

     This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date first written above.

                                                            "MRI"

MOBILE REACH INTERNATIONAL, INC.

By:

                                                            Alan Christopher Johnson, CEO

                                                            "Merger Sub"

MRI ACQUISITION CORP. II

By:

                                                            Alan Christopher Johnson, CEO

                                                            "Crystal"

CRYSTAL HOSPITALITY HOLDINGS, INC.

                                                            By:

                                                                        Peter Gallic, President

                                                            "Shareholders"

Peter Dugan                                                                            (1,155,000)
16 Shalebrook Drive
Morristown, New Jersey  07960

Peter Gallic                                                                              (1,155,000)
16 Overlook Drive
Chatham, NJ  07928

Fabrizzio P. Busso Campana                                                      (1,155,000)
67 Union Place
Summit, NJ  07901

David Appell                                                                             (1,050,000)
3 Paul Place
Blauvelt, NY  10913

Hillcrest Financial LLC                                                                (350,000)
C/o Frank Salerno, Managing Member
648 Briarwood Court
Oradell, NJ 07649

Shlomi Stein                                                                             (175,000)
39 Engleberg Terrace
Lakewood, NJ  08701

Crystal Capital Partners Corp.                                                     (1,960,000)
641 Shunpike Road, #333
Chatham, NJ  07928

Schedule 1.5

Directors and Officers of the Surviving Corporation and MRI

Officers:

Fabrizzio Busso Campana - President and Chief Executive Officer
Peter Dugan - Secretary and Treasurer

Directors:

Peter Dugan
Fabrizzio Busso Campana
Peter Gallic
Frank Salerno (independent)
Hank Cohn
A. Christopher Johnson
Anthony Soich